Exhibit (d)(52)(i)

EQ ADVISORS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, effective as of April 30, 2015 by and between AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware (the “Manager”), and Goldman Sachs Asset Management, L.P. (“Goldman” or “Sub-Adviser”), a Delaware limited partnership.

WHEREAS, EQ Advisors Trust (“Trust”) is a Delaware statutory trust and is registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Trust’s shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with such policies and contracts, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies and for qualified retirement plans (“Qualified Plans”);

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is the investment manager to the Trust;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

WHEREAS, the AXA/Goldman Sachs Strategic Allocation Portfolio (“Portfolio”) is a series of the Trust; and

WHEREAS, the Board of Trustees of the Trust and the Manager desire that the Manager retain the Sub-Adviser to render investment advisory and other services to the Portfolio in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, the Manager and the Sub-Adviser agree as follows:

1. APPOINTMENT OF SUB-ADVISER

The Manager hereby appoints the Sub-Adviser to act as the investment adviser for the Portfolio, subject to the supervision and oversight of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the

Manager except as expressly authorized in this Agreement or another writing (including, without limitation, the investment guidelines relating to the Portfolio (the “Investment Guidelines”)) by the Trust, the Manager and the Sub-Adviser.

2. ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Portfolio will be maintained in the custody of a custodian (who shall be identified by the Manager in writing to the Sub-Adviser). The Sub-Adviser will not have custody of any securities, cash or other assets of the Portfolio and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser that are the direct result of willful misconduct, bad faith, or gross negligence on the part of the Sub-Adviser or the reckless disregard of the Sub-Adviser’s duties under this Agreement. Under no circumstances will the Sub-Adviser be liable for any loss resulting from, or caused by, any willful misconduct, bad faith, reckless disregard or negligence of the custodian in the performance of any of its duties or obligations.

3. SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A. As an investment adviser to the Portfolio, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Portfolio and determine the composition of the assets of the Portfolio, subject always to the supervision and control of the Manager and the Trustees of the Trust. All directions by or on behalf of the Manager and the Trustees of the Trust shall be in writing signed by the Manager or by an authorized agent of the Manager or, if by telephone, confirmed in writing. For this purpose, the term “in writing” shall include directions given by facsimile or electronic mail. A list of persons authorized to give instructions to the Sub-Adviser shall be provided to the Sub-Adviser by the Manager initially and as amended.

B. As part of the services it will provide hereunder, the Sub-Adviser will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities or other assets of which are included in or are under consideration for inclusion in the Portfolio;

(ii) formulate and implement a continuous investment program for the Portfolio;

(iii) take steps that are reasonably necessary to implement the investment program for the Portfolio by arranging for the purchase and sale of securities and other investments and issuing directives to the administrator of the Trust or other appropriate party as necessary for the appropriate implementation of the investment program of the Portfolio;

(iv) keep the Trustees of the Trust and the Manager informed in writing on an ongoing basis as agreed by the Manager and the Sub-Adviser of all material facts concerning the investment and reinvestment of the assets in the Portfolio, the Sub-Adviser and its key investment personnel and operations, make periodic and special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and will attend meetings with the Manager and/or the Trustees, as reasonably requested in advance of such meetings, to discuss the foregoing;

(v) upon the Trustees’ of the Trust or the Manager’s request, provide reasonable assistance in determining the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolio’s net asset value in accordance with procedures and methods established by the Trustees of the Trust. Notwithstanding the foregoing, the Manager acknowledges and agrees that (a) the Sub-Adviser shall not be deemed to be the pricing or valuation agent for the Portfolio, (b) the Sub-Adviser is not obligated to provide pricing information to satisfy any regulatory requirements to which the Trust or the Manager may be subject (e.g., FAS 157), (c) none of the information involved in pricing the Portfolio’s securities which the Sub-Adviser provides the Trust or the Manager hereunder shall be deemed to be the official books and records of the Portfolio for tax, accounting or any other purpose, (d) the Sub-Adviser may be contractually or legally prohibited from providing information on prices of certain securities to the Trust, the Manager or the custodian, and (e) each of the Trust and the Manager will not publish, reproduce (except for internal or archival purposes or in response to requests from such person’s regulators) or disseminate any pricing information provided by the Sub-Adviser without the Sub-Adviser’s written consent. Notwithstanding the foregoing, the Sub-Adviser shall not be responsible for any valuation determinations made with respect to the Portfolio;

(vi) upon the Trust’s or the Manager’s request, provide any and all material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate and available and to the extent legally permissible, which are relevant to the Portfolio and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Portfolio that may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning the Sub-Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Portfolio or its agent; and (vii) reasonably cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, the Trust’s custodian and foreign custodians, and the Trust’s transfer agent to the extent necessary to the performance of such agent’s obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces as the Sub-Adviser and such person agree so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall seek to perform in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and rules under each, and all other federal and state laws or regulations applicable to the performance of the Sub-Adviser’s obligations to the Trust and the Manager in respect of the Portfolio; provided, however, in connection with the Trust’s compliance with the Internal Revenue Code of 1986, as amended (the “Code”), any obligations of the Sub-Adviser under this sub-clause (iv) shall be limited to those relating to the Trust’s compliance with Subchapter M of the Code and the diversification requirements of Section 817(h) of the Code; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions (including the Investment Guidelines) of the Manager. Prior to commencement of the Sub-Adviser’s services hereunder, the Manager shall provide the Sub-Adviser with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other relevant policies and procedures adopted by the Board of Trustees. The Manager undertakes to promptly provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document. Notwithstanding anything to the contrary in this Section 3(C), the Sub-Adviser shall not be bound to follow any such amendment, modification or supplements until it has received actual written notice of such amendment, modification or supplement from the Manager or the Trustee of the Trust and has agreed to accept such amendment, modification or supplement.

D. In furnishing services hereunder, the Sub-Adviser will not consult with any other adviser to (i) the Portfolio, (ii) any other Portfolio of the Trust, or (iii) any other investment company under common control with the Trust concerning transactions of the Portfolio in securities or other assets. (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of rule 12d3-1 of the Investment Company Act.)

E. The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

F. The Sub-Adviser will select brokers and dealers to effect all of the Portfolio’s transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Portfolio (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Manager from time to time and which have been provided to the Sub-Adviser or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Sub-Adviser shall seek to obtain for the Portfolio the best execution available considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Any purchase of portfolio securities from or sale of portfolio securities to the Sub-Adviser, or any affiliated person thereof (including affiliated broker-dealers), will be conducted in accordance with the Investment Company Act, the Advisers Act and the rules under each (or any exemption therefrom), and all other federal and state laws or regulations applicable to the Trust and the Portfolio.

G. Subject to the appropriate policies and procedures approved by the Board of Trustees, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Manager, the Sub-Adviser and the Portfolio an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

H. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients over time. The Manager agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Portfolio. The Manager also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Portfolio, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Portfolio any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Portfolio.

I. The Sub-Adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J. The Sub-Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, vote proxies (or, in its discretion, refrain from voting) with respect to the Portfolio’s securities and exercise rights in corporate actions or otherwise in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Manager. The Manager understands that the Sub-Adviser establishes, from time to time, guidelines for the voting of proxies and may employ the services of a proxy voting service to exercise proxies in accordance with the Sub-Adviser’s guidelines. Notwithstanding anything to the contrary in this Section 3(J), the Trust and not the Sub-Adviser shall be responsible for any and all filings in connection with class action lawsuits and securities litigation.

4. COMPENSATION OF SUB-ADVISER

The Manager will pay the Sub-Adviser an advisory fee with respect to the Portfolio as specified in Appendix A to this Agreement. Payments shall be made to the Sub-Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Portfolio based on the net assets of the Portfolio on each day and accrued on a daily basis.

5. LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members, partners or employees (together its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons of the Manager (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons of the Trust and the Manager (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable and documented legal and other expenses) (collectively, “Losses”) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or at common law, if the Losses arise out of or are based on (i) any willful misfeasance, bad faith or gross negligence of the Sub-Adviser in the performance of its duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Sub-Adviser Indemnitees (as defined below) specifically for use therein. The Sub-Adviser does not make any warranty that the investment performance or profitability of the Portfolio will meet any particular standard, such as the performance of an index or another portfolio managed by the Sub-Adviser.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Sub-Adviser, all affiliated persons of the Sub-Adviser (within the meaning of Section 2(a)(3) of the Investment Company Act) and

all controlling persons of the Sub-Adviser (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all Losses to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise, if the Losses arise out of or are based on (i) any willful misfeasance, bad faith or gross negligence of the Manager in the performance of its duties hereunder, or by reason of the Manager’s reckless disregard of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager or the Trust which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by an Sub-Adviser Indemnitee specifically for use therein.

C. Notwithstanding any other provision of this Agreement, Sub-Adviser shall not be liable to any Manager Indemnitee, the Portfolio or any of its shareholders for (i) any acts of a Manager Indemnitee or any other adviser to the Portfolio with respect to the portion of the assets of the Portfolio not allocated to the Sub-Adviser under this Agreement and (ii) acts of any Sub-Adviser Indemnitee which result from or are based upon acts of a Manager Indemnitee, including, but not limited to, failure of a Manager Indemnitee to provide accurate and current information with respect to any records maintained by such Manager Indemnitee, which records are not also maintained by the Sub-Adviser or, to the extent such records relate to the Portfolio, otherwise available to the Sub-Adviser upon reasonable request. The Manager shall indemnify the Sub-Adviser Indemnitees from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of a Manager Indemnitee and any other adviser to the Portfolio with respect to the portion of the Portfolio’s assets not allocated to the Sub-Adviser and with respect to any other portfolio of the Trust.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF MANAGER

The Manager represents, warrants and agrees that:

A.	The Manager has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Portfolio as contemplated hereby.

B.	The Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

C.	The Manager is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Manager by applicable law and regulations.

D.

The Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Manager will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio; provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

E.	The representations contained in Appendix B of this Agreement will be deemed to be repeated at all times until the termination of this Agreement.

F.	(i) The Manager is a commodity pool operator or a commodity trading advisor, and the Manager and any person with trading authority over the Trust’s accounts is registered as a Commodity Pool Operator or a Commodity Trading Advisor under the Commodity Exchange Act, as amended (the “Commodity Act”) or has reviewed the registration requirements of the Commodity Act, and the National Futures Association pertinent to Commodity Pool Operators and Commodity Trading Advisors and has determined that the Trust is in compliance with such requirements; and (ii) the Trust is a “Qualified Eligible Person” as defined under Commodity Futures Trading Commission (“CFTC”) Regulation 4.7, it consents to its account being an “exempt account” for purposes of such Regulation and it acknowledges that it has not been furnished with a disclosure document prepared in accordance with CFTC Regulation 4.31 because no such document is required pursuant to CFTC Regulation 4.7.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A.

The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Manager of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. Unless prohibited by law, regulation or other similar requirement, the Sub-Adviser will also use commercially reasonable efforts to promptly notify the Portfolio and the Manager if it is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio, in which the affairs of the Portfolio are the subject of the matter; provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B.	The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise reasonably requested, the Sub-Adviser shall certify to the Manager that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Within a reasonable timeframe following the reasonable written request of the Manager, the Sub-Adviser shall provide the Manager with a general summary of the reports required to be made by the Sub-Adviser by Rule 17j-1(c)(1) and in accordance with the Sub-Adviser’s code of ethics, in each case, subject to any legal, confidentiality or regulatory restrictions and the Sub-Adviser’s policies (it being understood that the Sub-Adviser shall not, in any case, be required to provide any employee’s name or information relating to any person’s trades).

C.	The Sub-Adviser has provided the Trust and the Manager with, and the Trust and the Manager acknowledge receipt of, a copy of the Sub-Adviser’s Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission and promptly will furnish a copy of all material amendments to the Trust and the Manager at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

D.	The Sub-Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the list of key personnel who are portfolio manager(s) responsible for the Portfolio listed in the Prospectus prior to or promptly after such change. For the avoidance of doubt, a change in key personnel shall mean the departure of any key personnel from the Sub-Adviser or any of its affiliates. The Sub-Adviser agrees to bear all reasonable and documented expenses of the Portfolio, if any, arising out of an assignment or change in control of the Sub-Adviser.

E.	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F.	The Sub-Adviser agrees that neither it, nor any of its affiliates, will in any way refer directly or indirectly to is relationship with the Trust, the Portfolio, the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Portfolio in its composite performance.

8. NON-EXCLUSIVITY

The services of the Sub-Adviser to the Manager, the Portfolio and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. The Sub-Adviser may at times purchase a security or other asset for the Portfolio while it is selling the same security or other asset for other clients, or sell a security or other asset for the Portfolio while it is purchasing the same security or other asset for other clients. It is understood and agreed that the directors, officers, partners and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

9. SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time, at its own discretion, employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by the Sub-Adviser hereunder (including, without limitation, delegation to affiliates), provided that no such person shall perform any services with respect to the Portfolio that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Manager nor the Trust shall have any obligations with respect thereto.

The Manager hereby authorizes the Sub-Adviser to open accounts and execute documents, including trading agreements, indemnities and representation letters, in the name of, binding against and on behalf of the Portfolio and to give instructions for settlement for the same for all purposes necessary or desirable in the Sub-Adviser’s activities under this Agreement and transactions permitted under the Investment Guidelines.

10. REGULATION

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.

11. RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit the Sub-Adviser to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation and provided that the Sub-Adviser shall have the right to retain a copy for the Sub-Adviser’s own records. The Manager and the Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Sub-Adviser needs to make the disclosure (e.g., to a broker-dealer) in order to perform the Sub-Adviser’s duties under this Agreement, or the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12. DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Trust who are not parties to the Agreement or “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees or a majority of the outstanding voting securities of the Portfolio provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

13. TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) days’ written notice to the Manager and the Sub-Adviser, or by the Manager or Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned (as defined in the Investment Company Act), or terminates for any reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice of the breach.

In the event of termination of this Agreement, Sections 5, 6, 7, and 14 of this Agreement shall survive such termination of this Agreement.

14. USE OF SUB-ADVISER’S NAME

The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name, or any variation of such logo, trademark or service mark (collectively, the “Goldman Sachs Asset Management, L.P. Marks”), are the valuable property of the Sub-Adviser and its affiliates. The Manager and the Trust shall have the right to use such Goldman Sachs Asset Management, L.P. Marks only with the prior written approval of the Sub-Adviser so long as the Sub-Adviser is a sub-adviser to the Trust.

Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such Goldman Sachs Asset Management, L.P. Marks. The Manager and the Trust agree that (A) they will review with the Sub-Adviser any advertisement, sales literature, notice or other materials prior to its use that makes reference to the Sub-Adviser or its affiliates or any such Goldman Sachs Asset Management, L.P. Marks so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations and (B) they shall not use or distribute any such advertisement, sales literature, notice or other materials if the Sub-Adviser reasonably objects within a reasonable timeframe (or such other period as may be mutually agreed) after the Sub-Adviser’s receipt thereof. If the Manager or the Trust makes any unauthorized use of the Goldman Sachs Asset Management, L.P. Marks, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

15. CONFIDENTIALITY

The Manager acknowledges that the securities holdings of the Portfolio constitutes information of value to the Sub-Adviser, and agrees: (1) not to use for any purpose, other than for the Manager or the Trust, or their agents, to supervise or monitor the Sub-Adviser, the holdings or other trading-related information of the Portfolio; and (2) not to disclose the Portfolio’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust that reasonably needs such information to perform services required for operations of the Trust; or (d) as otherwise agreed to by the parties. Further, the Manager agrees that information supplied by the Sub-Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Sub-Adviser, and the Manager agrees not to disclose any of the information contained in such materials except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing; provided, however, that, in the case of sub-clauses (i) and (ii) above, the Manager shall, to the extent legally permissible, provide the Sub-Adviser with prompt notice of any such request, order or process related to information about Sub-Adviser, including any approved lists, internal procedures and compliance procedures, so that the Sub-Adviser may seek a protective order or other remedy.

16.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the Portfolios of the Trust.

17.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Sub-Adviser without the prior written consent of the Trust and the Manager shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the key employees of Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Sub-Adviser agrees that it will notify the Trust and the Manager of any changes in its key employees within a reasonable time thereafter.

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio.

19.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

20. NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	AXA Equitable Funds Management Group, LLC

Patricia Louie, Executive Vice President and General Counsel

1290 Avenue of the Americas, 16th Floor

New York, New York 10104

For:	EQ Advisors Trust

Patricia Louie, Vice President and Secretary

1290 Avenue of the Americas, 16th Floor

New York, New York 10104

For:	Goldman Sachs Asset Management, L.P.

200 West Street

New York, NY 10282

Attn: James McNamara

T: 212-357-7709

F: 212-357-5281

With copies to:

Goldman Sachs Asset Management, L.P.

200 West Street, 15th Floor

New York, NY 10282

Attn: Legal Department

21. SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

22. TRUST AND SHAREHOLDER LIABILITY

The Manager and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Portfolio. The Manager and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

23. GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to contracts made and performed in New York (without giving effect to the principles thereof relating to the conflict of laws), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control. Each of the Manager and the Sub-Adviser hereby irrevocably submits to the exclusive jurisdiction of courts of New York and (to the extent it has subject matter jurisdiction) of the federal courts in the Southern District of New York with respect to all legal actions or proceedings arising out of or relating to this Agreement, and consents to the service of process by the mailing to such party of copies thereof by certified mail to such party’s address set forth in Section 20 of this Agreement. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

24. INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

25. MISCELLANEOUS

For the avoidance of doubt, it is acknowledged and agreed that the Appendices appended hereto form a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Appendices hereto unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

PURSUANT TO AN EXEMPTION FROM THE CFTC IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THE TRADING PROGRAM ADOPTED HEREUNDER OR ANY BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date indicated above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Steven M. Joenk	By:	/s/ Marci Green
	Steven M. Joenk	Name:	Marci Green
	Chairman, Chief Executive Officer and President	Title:	Managing Director

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

WITH

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

AXA/Goldman Sachs Strategic Allocation Portfolio	Annual Management Fee
First USD 1.0 billion	30 bps (0.30%)
Next USD 1.5 billion	28 bps (0.28%)
Balance above USD 2.5 billion	25 bps (0.25%)

APPENDIX B

TO

INVESTMENT ADVISORY AGREEMENT

WITH

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

CLIENT REPRESENTATION ANNEX

In order for the Sub-Adviser to enter into derivatives transactions on behalf of the Trust, the Sub-Adviser, as agent for the Trust, may from time to time enter into one or more standard agreements commonly used by market participants. Such agreements may include, without limitation, a Master Agreement in the form published by the International Swaps and Derivatives Association, Inc. (“ISDA”), a Schedule thereto and a Credit Support Annex to such Schedule and related documentation (collectively, an “ISDA Master Agreement”), futures account or customer agreements, cleared swap addendums, master securities forward transaction agreements, master repurchase agreements, cleared derivatives execution agreements, prime brokerage agreements, and other agreements (collectively, the “Transaction Agreements”; each transaction entered into under any Transaction Agreement, a “Transaction”).

The Manager on behalf of the Trust and the Portfolio, represents and warrants to the Sub-Adviser that the representations contained in this Annex are true, accurate and complete. The Manager agrees that the Sub-Adviser may rely on the continuing accuracy of such representations and shall notify the Sub-Adviser immediately if any such representation ceases to be true, accurate and complete.

Additional Representations of the Manager and the Trust.

(a)	Basic Representations.

(i)	Status. Each of the Trust and the Manager is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(ii)	Powers. The Trust, on behalf of the Portfolio, has the power to enter into Transaction Documents and any other agreement or documentation relating thereto to which the Trust is a party and all transactions thereunder, to deliver the Transaction Agreements and to perform its obligations under the Transaction Agreements and has taken all necessary action to authorize such execution, delivery and performance.

(iii)

No Violation or Conflict. Execution, delivery and performance of the Transaction Agreements do not violate or conflict with any law, rule, regulation, order, decree or judgment applicable to the Trust, the Portfolio or the Manager, any provision of their constitutional documents, any order, decree or judgment of any court or other agency of government applicable to them or any of the Portfolio’s assets or any contractual restriction binding on or affecting it or any of the Portfolio’s assets.

(iv)	Notices and Consents. All governmental and other notices and consents that are required to have been given or obtained by the Trust with respect to any Transaction Agreement have been obtained and are in full force and effect and all conditions of any such notices and consents have been complied with.

(v)	Obligations Binding. The Trust’s obligations under any Transaction Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms.

(vi)	Regulatory Qualifications. The Trust, on behalf of the Portfolio is an “eligible contract participant” within the meaning of Section 1(a)(18) of the Commodity Exchange Act and is registered as an investment company under the Investment Company Act. .

(b)	Absence of Certain Events. No event of default or potential event of default or, to the Manager’s knowledge, termination event or other similar event howsoever described in any Transaction Agreement with respect to the Trust or the Portfolio has occurred and is continuing and no such event or circumstance would occur as a result of the Trust’s entering into or performing its obligations under the Transaction Agreements.

(c)	Absence of Litigation. There is not pending, or to the Manager’s knowledge, threatened against the Trust or any of its affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect (i) the legality, validity or enforceability against it of any Transaction Agreement or (ii) the Trust’s or Portfolio’s ability to perform its obligations under any Transaction Agreement.

(d)	Accuracy of Specified Information. All information that is furnished or made available in writing or otherwise by or on behalf of the Manager, the Trust or the Portfolio to the Sub-Adviser is, as of the date so furnished or made available, true, accurate and complete in every material respect.

(e)

Institutional Investor. The Trust, on behalf of the Portfolio, is a sophisticated institutional investor and it is capable of assessing the merits of and understands (on its own behalf or through independent professional advice), and accepts the terms, conditions and tax, legal, financial and accounting risks and consequences of each Transaction. The Trust on behalf of the Portfolio is also capable of assuming, and assumes, the financial and other tax, legal, financial and accounting risks and consequences of each Transaction. No counterparty of the Trust on behalf of the Portfolio is or will be acting as a fiduciary in connection with any Transaction Agreement or any Transaction (including by virtue of the counterparty’s reservation or exercise of any rights it may have in connection with any Transaction Agreement or any Transaction).

(f)	Collateral. The Manager represents that:

(i)	The Trust on behalf of the Portfolio is the sole legal and beneficial owner of and has the right to transfer, hypothecate and pledge any and all of its assets;

(ii)	it will take and/or authorize and permit the Sub-Adviser on its behalf at any time and from time to time to take any and all necessary actions in order to transfer title to, or grant a valid, perfected security interest in (as may be applicable), such assets to a counterparty under any applicable credit support annex or other security document or arrangement in respect of any Transaction Agreement; and

(iii)	any assets pledged or transferred in settlement or as collateral will not be treated as constituting “plan assets” within the meaning of Section 3(42) of ERISA.